UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Summer Infant, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUMMER INFANT, INC.

1275 Park East Drive

Woonsocket, Rhode Island 02895

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2016 Annual Meeting of Stockholders of Summer Infant, Inc. will be held at 10:30 a.m. (local time) on Wednesday, August 3, 2016, at the Courtyard Marriott, located at 32 Exchange Terrace at Memorial Boulevard, Providence, Rhode Island 02903, to consider and act upon the following matters:

1.                                      To elect six director nominees to serve on the Board of Directors for a one-year term expiring at the 2017 annual meeting of stockholders, and until their respective successors are duly elected and qualified;

2.                                      To approve, on an advisory basis, the 2015 compensation of our named executive officers;

3.                                      To ratify the selection of RSM US LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016; and

4.                                      To transact such other business as may properly come before the meeting or any adjournments or postponements of thereof.

Only stockholders of record at the close of business on June 13, 2016 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person.  To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible by mail by following the instructions on the proxy card or, if applicable, via the Internet.  You may vote in person at the meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

/s/ Robert Stebenne

Robert Stebenne
Chief Executive Officer

Woonsocket, Rhode Island
June 17, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON AUGUST 3, 2016.  The proxy materials relating to the 2016 Annual Meeting of Stockholders, including this proxy statement, the Notice of Meeting, our Annual Report on Form 10-K for the fiscal year ended January 2, 2016, as amended, and proxy card, are available at no cost in the Investor Relations section of our website at www.summerinfant.com.  You may also request copies of the proxy materials from our Company as described in the enclosed proxy statement.

SUMMER INFANT, INC.

1275 Park East Drive

Woonsocket, Rhode Island 02895

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is being furnished to you in connection with the solicitation by the Board of Directors of Summer Infant, Inc., a Delaware corporation (“we” or the “Company”), of proxies in the accompanying form to be used at the 2016 Annual Meeting of Stockholders to be held at 10:30 a.m. (local time) on Wednesday, August 3, 2016, and at any adjournments or postponements thereof (the “Annual Meeting”).  Our Board of Directors has fixed June 13, 2016 as the record date for determining those stockholders entitled to receive notice of, and to vote at, the Annual Meeting.  Only stockholders of record at the close of business on June 13, 2016 will be entitled to vote at the Annual Meeting.  We intend to first mail or give this proxy statement and the accompanying proxy card to all stockholders entitled to vote on or about June 17, 2016.

Questions and Answers about the Voting at the Annual Meeting and Related Matters

What am I voting on?

At the Annual Meeting, you will be asked to vote on the following four proposals.  Our Board recommendation for each proposal is set forth below.

Proposal	Board Recommendation

1. To elect six director nominees to serve on the Board of Directors for a one-year term expiring at the 2017 annual meeting of stockholders, and until their respective successors are duly elected and qualified.

FOR each Director Nominee

2. To approve, on an advisory basis, of the 2015 compensation of our named executive officers.	FOR

3. To ratify the selection of RSM US LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016.	FOR

If other matters properly come before the Annual Meeting, the proxy holders will have the authority to vote on those matters on your behalf at their discretion.  As of the date of this proxy statement, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this proxy statement.

What is the vote required for a proposal to pass?

•                  Proposal No. 1 — Election of directors: Under our amended and restated bylaws (our “Bylaws”), in an uncontested election of directors, as we have this year, a majority of votes cast is required in order for a director to be elected, which means that a nominee must receive a greater number of votes “FOR” his or her election than votes “AGAINST” in order to be elected. Abstentions are not counted as votes “FOR” or “AGAINST” a director nominee.

•                  Proposal No. 2 — Approval, on advisory basis, of executive compensation: Because this proposal asks for a non-binding, advisory vote on the 2015 compensation of our named executive officers (“Say-on-Pay”), there is no required vote that would constitute approval.  We value the opinions expressed by our stockholders in this advisory vote, and our Compensation Committee, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers.  If a majority of votes are cast “FOR” the Say on Pay proposal, we will consider the proposal to be approved.  Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

•                  Proposal No. 3 — Ratification of the selection of independent registered public accounting firm: A majority of the votes cast “FOR” is required for approval.  Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

Who can vote?

Only stockholders of record at the close of business on June 13, 2016 may vote at the Annual Meeting.  As of the close of business on June 13, 2016, there were 18,424,520 shares of common stock issued and outstanding, all of which are entitled to vote at the Annual Meeting.  Each share of common stock entitles the holder of that share to one vote on each matter properly brought before the Annual Meeting.

What constitutes a quorum?

The representation in person or by proxy of at least a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business at the Annual Meeting.  Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.  If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

What is the difference between a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares.

If your shares are held by a brokerage firm, bank, trustee or other nominee, you are considered the “beneficial owner” of shares held in street name.  This proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 2, 2016 have been forwarded to you by your nominee who is considered the “stockholder of record” with respect to those shares.  As the beneficial owner, you have the right to direct your nominee how to vote your shares by using the voting instruction form included in the mailing.

How do I vote my shares?

Stockholder of Record

If your shares are registered directly in your name, you may vote:

•                  By Mail.  Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope.  Your proxy will be voted in accordance with your instructions.  If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board.  Your proxy card must be mailed by the date shown on the proxy card to be counted.

•                  Via the Internet.  You may vote via the Internet by going to http://www.cstproxyvote.com and following the on-screen instructions.  Please have your proxy card available when you access the webpage.  Your vote must be received by 7:00 p.m., Eastern Daylight Time, on August 2, 2016 to be counted.

•                  In Person at the Annual Meeting.  If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

Beneficial Owner of Shares Held in Street Name

If you hold shares in street name, the organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  The stockholder of record will provide you with instructions on how to vote your shares.  Internet and telephone voting will be offered to stockholders owning shares through most banks and brokers.  Additionally, if you would like to vote in person at the Annual Meeting, contact the broker or other nominee who holds your shares to obtain a legal proxy and bring it with you to the Annual Meeting.  You will not be able to vote at the Annual Meeting unless you have a legal proxy from your broker giving you the right to vote the shares at the Annual Meeting.

What if I am a beneficial owner and I do not give the nominee voting instructions?

Brokerage firms have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters.  A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.  Broker non-votes are included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum but are not counted as shares present and entitled to be voted with respect to a matter on which the nominee has expressly not voted.  Other than the Proposal No. 3 to approve the ratification of the appointment of RSM US LLP as our independent registered public accounting firm, none of the proposals described in this proxy statement relate to “routine” matters.  As a result, a broker will not be able to vote your shares with respect to Proposal No. 1 or Proposal No. 2 absent your voting instructions.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares of our common stock in more than one account.  To ensure that all your shares are voted, sign and return each proxy card.  Alternatively, if you vote via the Internet, you will need to vote once for each proxy card you receive.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting by the following means:

•            You can send a written notice revoking your earlier-dated proxy, addressed to our Secretary at our principal office at 1275 Park East Drive, Woonsocket, Rhode Island 02895.

•            If you signed and returned a proxy card by mail and want to change your vote, you can complete, sign, date and deliver a new proxy card, dated a later date than the first proxy card.

•            If you submitted your proxy via the Internet, you may change your vote or revoke your proxy with a later Internet proxy.

•            You can attend the Annual Meeting and vote in person (provided you have a legal proxy from your broker if your shares are held in street name, as indicated below).  Your attendance at the Annual Meeting will not, however, by itself revoke your proxy.  Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote via the Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

•            If you hold your shares in “street name” and have instructed your broker, bank or other nominee to vote your shares for you, you must follow directions received from your broker, bank or other nominee to change those instructions.

Who will pay the costs of soliciting proxies and how are proxies solicited?

Proxies in the form enclosed are solicited by our Board.  Solicitation of proxies will be made initially by mail.  Proxies may also be solicited personally, by telephone, e-mail or by facsimile transmission by our directors, officers and other employees.  We may also engage a paid proxy solicitor to assist in the solicitation.  Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of our common stock held in their names.  We will bear all costs and expenses incurred in connection with this solicitation, including the cost of printing and mailing these proxy materials and the expenses, charges and fees of brokers, custodians, nominees and other fiduciaries who, at the request of our management, mail material to, or otherwise communicate with, the beneficial owners of our common stock held of record by those brokers, custodians, nominees or other fiduciaries.

Annual Report and Other Matters

Our Annual Report on Form 10-K for the fiscal year ended January 2, 2016, as amended (our “Annual Report”), which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Through our website, www.summerinfant.com, we make available free of charge all of our filings with the Securities and Exchange Commission (“SEC”), including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Forms 3, Forms 4, and Forms 5 of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Exchange Act.  We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report as filed with the SEC.  Any exhibits listed in the Annual Report also will be furnished, upon request, at the actual expense we incur in furnishing such exhibits.  Any such requests should be directed to our Secretary at our executive offices at 1275 Park East Drive, Woonsocket, Rhode Island 02895, telephone: (401) 671-6550.

Attending the Annual Meeting

Only stockholders and our invited guests are permitted to attend the Annual Meeting.  To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our stockholder list.  If a nominee holds your shares and you plan to attend the Annual Meeting, you should bring a brokerage statement showing your ownership of the shares as of the record date or a letter from the nominee confirming such ownership, and a form of personal identification.  If you wish to vote your shares that are held by a nominee at the meeting, you must obtain a legal proxy from your nominee and bring it to the meeting.

Householding of Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of these proxy materials may have been sent to multiple stockholders in each household.  We will promptly deliver a separate copy of these proxy materials to any stockholder upon written or verbal request to us at our principal office at 1275 Park East Drive, Woonsocket, Rhode Island 02895, telephone: (401) 671-6550.  Any stockholder who wants to receive separate copies of proxy materials in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact that stockholder’s bank, broker, or other nominee record holder, or that stockholder may contact us at the address and phone number set forth above.

Stockholder Proposals for 2017 Annual Meeting

Stockholder proposals for inclusion in our proxy statement:  If a stockholder wishes to present a proposal to be included in our proxy statement and form of proxy for our 2017 annual meeting of stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC and namely, Rule 14a-8 promulgated under the Exchange Act.  One of the requirements is that the proposal must be received by our Secretary at our corporate offices in Woonsocket, Rhode Island, no later than the close of business on February 17, 2017.  Such proposal must also comply with the applicable requirements as to form and substance established by the SEC if those proposals are to be included in the proxy statement and form of proxy.  If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of the Annual Meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials.

Other stockholder proposals: Our Bylaws establish an advance notice procedure with regard to other stockholder proposals, including nominations for the election of directors and business proposals to be brought before an annual meeting of stockholders by any stockholder, other than matters included in our proxy materials in accordance with Rule 14a-8 under the Exchange Act.  For any nominations or any other business to be properly brought before an annual meeting of stockholders, the stockholder must give timely notice.  Such notice will be considered timely if we receive notice of such proposed director nomination or the proposal of other business at our corporate offices in Woonsocket, Rhode Island, not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the date of the 2017 annual meeting of stockholders; provided, however, that in the event that less than seventy days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Historically, under our certificate of incorporation, our Board was divided into three classes as nearly equal in number as possible, with each class of directors elected to serve three-year staggered terms.  At our 2013 annual meeting of stockholders, our stockholders approved a phased-in declassification of our Board.  Beginning with this Annual Meeting, our Board is now fully declassified.

In May 2016, our Board amended our Bylaws to adopt a majority voting standard in uncontested elections of directors, providing that a nominee for director shall be elected to the board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of directors to be elected.  For more information, see “Other Governance Matters — Majority Voting” below.

Our Board currently has eight members.  Two of our current directors, Dan Almagor and Derial Sanders, have chosen not to stand for re-election at the Annual Meeting.  The Board therefore determined that, effective upon the date of the Annual Meeting, the number of members of the Board will be reduced to six members.  Based on the recommendation of its Nominating/Governance Committee, the Board nominated the following current directors for election at the Annual Meeting, each for a one-year term that expires at the 2017 annual meeting and until their successors are duly elected and qualified: (i) Martin Fogelman, (ii) Robin Marino, (iii) Alan Mustacchi, (iv) Robert Stebenne, (v) Richard Wenz and (vi) Stephen Zelkowicz.

Each nominee has consented to be named in this proxy statement and to serve if elected.  If, prior to the meeting, any nominee should become unavailable to serve, the shares of our common stock represented by a properly executed and returned proxy will be voted for such other person as shall be designated by our Board, unless the Board determines to reduce the number of directors in accordance with our Bylaws.

Below are biographies for each of the director nominees and certain information regarding the individual and the experiences, qualifications, attributes skills and qualifications that caused our Board to determine that such individual should be serving as a director of our Company.

Martin Fogelman, 72, a director since March 2007, is an independent consultant and private investor in the juvenile products industry. He was instrumental in the conception and development of the Babies R Us retail chain and served as senior vice president of both Toys R Us and Babies R Us, where he was employed from 1986 to May 2003.  From May 2003 until March 2007, Mr. Fogelman was President of Baby Trend, Inc., a manufacturer of infant products. He is currently an advisory board member of Babyganics Products, pbc, a baby healthcare products Company.  Mr. Fogelman brings to our Board his extensive experience in our industry, including his experience in creating strategic growth at Toys R Us and Babies R Us, and his knowledge of our Company and business operations.

Robin Marino, 61, a director since August 2015, is currently an independent brand consultant.  From June 2011 to November 2014, Ms. Marino served as Group President, Accessories and Home, of LFUSA/Global Brands Group (GBG), a branded apparel, footwear, fashion accessories and related lifestyle product company, where she oversaw five divisions.  Prior to joining GBG, Ms. Marino was President and CEO of Merchandising at Martha Stewart Living Omnimedia, which she originally joined in 2005.  Ms. Marino was also President and COO of Kate Spade from 1999 to 2005.  Prior to that, she served in a variety of management positions for fashion and retail companies such as Burberry Limited , Wathne LTD and Federated Department Stores, Inc.  Ms. Marino currently serves as a director of Hampshire Group, Limited, a publicly-traded provider of fashion apparel across a broad range of product categories, channels of distribution and price points.  Ms. Marino holds a B.B.A. from Stetson University.  Ms. Marino brings to our Board over 35 years of sales and merchandising experience in consumer products.

Alan Mustacchi, 55, director since May 2015, is currently Executive Vice President, Capital Markets of GreenSky, LLC, a technology-focused consumer finance platform, which he joined in November 2014. Prior to joining GreenSky, Mr. Mustacchi was Managing Director and Head of Consumer Products & Specialty Retail Investment Banking of Dresner Partners, a middle market investment bank specializing in merger & acquisition advisory, institutional private placements of debt and equity, financial restructuring and corporate turnaround, valuation and strategic consulting, from 2013 until 2014.  From 2005 until 2013, Mr. Mustacchi was at Navigant Capital Advisors, LLC, where the last position he held was Managing Director, Investment Banking.  He was also Managing Director, Merchant Banking Group, at BNP Paribas, where he spent 11 years, and Vice President of The Bank of New York in its commercial finance group.  Early in his career, Mr. Mustacchi spent six years as a Certified Public Accountant.  He holds an M.B.A. in Finance and International Business, and a B.S. in Accounting and Economics and from New York University’s Stern School of Business.  Mr. Mustacchi brings to our Board significant capital markets experience and financial acumen.

Robert Stebenne, 63, a director since March 2007, was appointed our Chief Executive Officer in May 2015 and has been President and Chief Operating Officer since March 2015.  Mr. Stebenne has served as a director of our Company since March 2007.  Prior to joining our Company, Mr. Stebenne owned and managed Bob Stebenne Associates, a firm he founded in 2002 that provided consulting services in the areas of brand development, product development, and strategic planning.  From February 1999 to July 2002, Mr. Stebenne was the president of new business development for Hasbro Industries, a provider of children’s and family leisure time products and services.  From 1991 to February 1999, he was president of Hasbro’s FOB/LC division, where he created a U.S. marketing, sales, product development, finance and logistics group.  From 1982 to 1991, he was president of Hasbro’s Playskool Baby division.  Mr. Stebenne holds a B.A. in American History from the Roger Williams University.  Mr. Stebenne brings to our Board his extensive experience in our industry, including his experience at Hasbro and his operational experience, and as our Chief Executive Officer provides our Board with insight into the day-to-day operations of our Company.

Richard E. Wenz, 66, a director since March 2007, is a consultant and private investor. During 2002 and 2003, Mr. Wenz served as Chief Executive Officer of Jenny Craig International. From 2000 to 2003, Mr. Wenz was an operating partner/affiliate of DB Capital Partners, LLC, the private equity arm of Deutsche Bank A.G., and served on the boards of directors of a number of portfolio companies, including NewRoads, Inc., Nations Rent and Jenny Craig International. From 1997 to 2000, Mr. Wenz was President and Chief Operating Officer of Safety 1st, Inc., a manufacturer of safety and juvenile products. During 1995 and 1996, Mr. Wenz was the partner in charge of the Chicago office of The Lucas Group, a business strategy consulting firm. Prior to 1995, Mr. Wenz held senior executive positions including Executive Vice President of Wilson Sporting Goods Co., Chief Financial Officer of Electrolux Corporation and The Regina Company, and President of the Professional Golf Corporation.  From 2010 to 2016, Mr. Wenz served as a director of Armstrong World Industries, a publicly traded international manufacturer of flooring and ceiling products (“AWI”), and, following the spin-off of Armstrong Flooring, Inc. from AWI in April 2016, now serves as a director of Armstrong Flooring, Inc. and as chair of its audit committee. Since 2010, he also has served as a director of Pet Supplies Plus, a pet retail chain, and is chairman of its audit committee and a member of its compensation committee. Mr. Wenz previously served as a director of Easton-Bell Sports, Inc., Coach America, Inc., Radica Games (HK), Inc., Hunter Fan Company, Strategic Partners, Inc., The First Years, Inc., Babyganics Products, pbc, and Baby Jogger, Inc.  Mr. Wenz began his career in 1971 with Arthur Young & Company (predecessor of Ernst & Young) and left the firm as a partner in 1983. Mr. Wenz is a certified public accountant (inactive).  Mr. Wenz brings to our Board substantial leadership and financial experience, his experience as a certified public accountant, as well as experience in the juvenile products industry at The First Years, Safety 1st, Baby Jogger and Babyganics, and past service on other public company boards of directors.

Stephen J. Zelkowicz, 43, has been a director since August 2014.  Since 1999, he has served as an equity research analyst at Wynnefield Capital, Inc., an investment firm specializing in small, publicly-traded companies.  Mr. Zelkowicz holds a B.A. from the University of Pennsylvania.  Mr. Zelkowicz brings to our Board his knowledge of our Company and industry and his experience in the capital markets.

Recommendation

Our Board recommends that stockholders vote “FOR” the election of Ms. Marino and Messrs. Fogelman, Mustacchi, Stebenne, Wenz and Zelkowicz to the Board.

CORPORATE GOVERNANCE

Board Leadership Structure

As a general policy, the Board believes the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons as an aid in the Board’s oversight of management.  The Board may, however, determine at any time that, in light of new or special circumstances, it is in the best interests of our Company for the roles of the Chairman of the Board and Chief Executive Officer to be combined.  If the individual elected to serve as Chairman of the Board is our Chief Executive Officer, or if the Chairman of the Board is not independent as determined by the Board, then the independent directors will elect a Lead Independent Director.  The Lead Independent Director’s responsibilities include presiding over meetings of the independent directors held in executive session, consulting with the executive Chairman and the Chief Executive Officer on Board and committee meeting agendas and acting as a liaison between management, the executive Chairman and the independent directors.  Mr. Almagor was first elected Chairman of the Board of Directors in January 2013 and later was appointed as executive Chairman in May 2015.  Mr. Wenz was appointed to serve as Lead Independent Director in May 2015.  As previously disclosed, Mr. Almagor chose not to stand for re-election as a director at the Annual Meeting, and the Board has appointed Mr. Wenz to become the independent Chairman of the Board on the date of the Annual Meeting.

Board’s Role in Oversight of Risk

Our Board is responsible for risk oversight.  The Board regularly reviews information regarding our Company’s credit, liquidity and operations, as well as the risks associated with each.  The Audit Committee discusses with our independent auditor the major financial risk exposures and the steps management has taken to monitor and mitigate such exposures.

Board of Directors Meetings, Committees of the Board and Director Independence

Attendance of Directors

In 2015, our Board met eight times.  All directors attended more than 75% of the meetings.  All directors attended in excess of 75% of the meetings of the committees of our Board on which they served.  Our directors are encouraged, but not required, to attend annual meetings.  All of our directors attended our 2015 annual meeting of stockholders, and all of our directors that will continue in office following the Annual Meeting are expected to attend the Annual Meeting.

Committees of the Boards of Directors

Our Board has designated the following standing committees: an Audit Committee, a Compensation Committee and a Nominating/Governance Committee.  From time to time as needed, our Board may designate ad hoc or special committees to address specifically delegated matters.

The current membership of our Board committees is as follows:

Name	Audit	Nominating/ Governance	Compensation
Marty Fogelman

Robin Marino (1)

Alan Mustacchi

Derial Sanders (1)

Richard Wenz (L)

Stephen Zelkowicz

(1)         Mr. Sanders is not standing for re-election at the Annual Meeting.  Effective following the Annual Meeting, Ms. Marino will succeed Mr. Sanders on the Compensation Committee.

(L)  =  Lead Independent Director

  = Chairman

  =  Member

Audit Committee

The Audit Committee met four times in 2015.  As described in the committee’s charter, a copy of which is available on our website at www.summerinfant.com, the primary function of the committee is to appoint, retain, set compensation of, and supervise our independent auditors, review the results and scope of the audit and other accounting-related services, and review our accounting practices and systems of internal accounting and disclosure controls.

The committee, established in accordance with section 3(a)(58)(A) of the Exchange Act, currently consists of three members: Alan Mustacchi (Chairman), Robin Marino and Richard E. Wenz.  During 2015, we had changes in the membership of the committee.  Mr. Stebenne served on the committee until March 2, 2015, when he became an officer of our Company, and was replaced by Mr. Sanders.  Mr. Almagor served on the committee until May 5, 2015, when he became executive Chairman, and was replaced by Mr. Mustacchi.  On August 4, 2015, Ms. Marino joined the committee, replacing Mr. Sanders, and Mr. Mustacchi was appointed Chairman of the committee, succeeding Mr. Wenz, who remains a member of the committee.

Each member of the committee is an “independent” director under applicable SEC and Nasdaq Stock Market rules.  The members of the committee are required to have extensive business and financial experience, and to have a good understanding of financial statements, including our balance sheet, income statement, cash flow statement and our quarterly reports on Form 10-Q and our annual report on Form 10-K and related financial statements and disclosures.  Our Board has determined that each of Mr. Mustacchi and Mr. Wenz qualifies as an “audit committee financial expert” within the meaning of SEC rules.

The committee meets with our external auditors and principal financial personnel to review quarterly financial results and the results of the annual audit (in both regular and executive sessions).  The committee reviews and approves annual external auditor engagement plans, scopes and fees, and verifies the rotation of the lead or coordinating audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit.  The committee approves all fees and terms related to the annual independent audit as well as all permissible non-audit engagements of the external auditors.  The committee pre-approves all audit and permissible non-audit services to be performed by the external auditors.

Compensation Committee

The Compensation Committee met twelve times in 2015.  The committee currently consists of three members:  Marty Fogelman (Chairman), Derial H. Sanders and Stephen J. Zelkowicz.  Each member of the committee is an “independent” director under the rules of the Nasdaq Stock Market.  During 2015, we had changes in the membership of the committee.  Mr. Stebenne served on the committee until March 2, 2015, when he became an officer of our Company, and was replaced by Mr. Zelkowicz.  Mr. Wenz served on the committee until August 4, 2015, when he was replaced by Mr. Fogelman, who became Chairman of the committee at that time.  As previously disclosed, Mr. Sanders chose not to stand for re-election as a director at the Annual Meeting.  The Board has appointed Ms. Marino to succeed Mr. Sanders on the committee on the date of the Annual Meeting.

As described in the committee’s charter, which is available on our website at www.summerinfant.com, the committee has the overall responsibility, on behalf of our Board, for approving and evaluating all compensation plans, programs and policies as they affect our Chief Executive Officer and our other executive officers, and for matters involving the compensation of our directors.  The committee will meet as often as necessary to carry out its responsibilities, and may invite to its meetings any director, management, or such other persons as it deems necessary to carry out such responsibilities.  The committee will review and approve, at least annually, the annual base salaries and annual incentive opportunities of our Chief Executive Officer and our other executive officers.  The committee also acts as administrator of our compensation programs as they affect all of our employees.

Use of Outside Advisors.  All compensation decisions are made with consideration of the committee’s guiding principles to provide competitive compensation for the purpose of attracting and retaining talented executives and employees and of motivating our employees to achieve improved Company performance, which ultimately benefits our stockholders.  The committee has the sole authority to retain and terminate any advisors, including independent counsel, compensation consultants and other advisors to assist as needed, and has sole authority to approve the advisors’ fees, which will be paid by the Company, and the other terms and conditions of their engagement.  The committee considers input and recommendations from management, including our Chief Executive Officer whom shall not be present during any committee deliberations with respect to his compensation, and outside compensation consultants in connection with its review of our Company’s compensation programs and its annual review of the performance of the other executive officers.  From time to time, the committee has engaged the services of an independent compensation consultant, Pearl Meyer.  As further described below under “Executive Compensation - Role of Compensation Consultant,” Pearl Meyer has assisted the committee from time to time with executive compensation matters.  The committee retains Pearl Meyer directly, although in carrying out assignments Pearl Meyer also interacts with management when necessary and appropriate to obtain compensation and performance data.  In addition, Pearl Meyer may, in its discretion, seek input and feedback from management regarding its consulting work product prior to presentation to the committee in order to confirm alignment with our business strategy, identify data questions and other similar issues, if any.  As required under SEC rules, the committee reviews the services of its compensation consultants to evaluate whether any conflicts of interest are raised, taking into consideration certain factors, including whether the consultant provides any other services to our Company, the amount of fees our Company pays to the consultant, whether there are any business or personal relationship with an executive officer of our Company or with any committee member, and whether the consultant owns any stock of our Company.  The committee determined, based on its evaluation, that the work of Pearl Meyer has not created any conflict of interest.  On an annual basis, the committee will continue to monitor the independence of its compensation consultants.

The committee takes into consideration the recommendations of its compensation consultant and our Chief Executive Officer, but retains absolute discretion as to whether to adopt such recommendations in whole or in part, as it deems appropriate.  For additional information on the processes followed by the committee and the objectives, methodologies and components of compensation considered by the committee in connection with executive compensation and overall compensation for employees, see the “Executive Compensation” section of this proxy statement.

Nominating/Governance Committee

The Nominating/Governance Committee met six times in 2015.  As described in the committee’s charter, which is available on our website at www.summerinfant.com, the committee is responsible for (i) overseeing and reviewing the size, functioning, composition and needs of the Board and its committees, including recruitment of qualified board members and recommending nominees to the Board for election as directors, (ii) developing and recommending corporate governance guidelines and monitoring those guidelines and (iii) overseeing the management continuity planning process.

The committee currently consists of four members:  Marty Fogelman, Derial H. Sanders, Richard E. Wenz (Chairman) and Stephen Zelkowicz.  Each member of the committee is an “independent” director under the rules of the Nasdaq Stock Market.  During 2015, we had changes in the membership of the committee.  Mr. Stebenne served on the committee until March 2, 2015, when he became an officer of our Company, and was replaced by Mr. Sanders.  Mr. Almagor served as Chairman of the committee until May 5, 2015, when he became executive Chairman, and was replaced by Mr. Wenz.  Mr. Zelkowicz was appointed as an additional member of the committee on August 4, 2015.  Following the Annual Meeting, the committee will consist of three members as a result of Mr. Sanders not standing for re-election at the Annual Meeting.

Process for Identifying and Evaluating Potential Director Nominees.  The committee will consider persons identified by its members, management, stockholders, investment bankers and others for nomination to the Board.  The committee follows the process described in this proxy statement and its charter when determining nominees to our Board.

The committee will identify, evaluate and recommend candidates to become members of our Board with the goal of creating a Board that, as a whole, consists of individuals with various and relevant career experience, industry knowledge and experience, financial expertise (including whether a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the SEC), and community ties.  The committee will also consider minimum individual qualifications of candidates, including strength of character, mature judgment, familiarity with our Company’s business and industry, independence of thought, an ability to work collegially and whether the candidate is “independent” within the meaning of SEC and Nasdaq Stock Market rules.  While our Board has not adopted a mandatory retirement age or term limits for its members, in re-nominating incumbent members to the Board, the committee takes into account the tenure of the member and the appropriateness of the director’s continued service.  Candidates, whether identified by the committee or proposed by stockholders, will be reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders.  Although the committee does not have a formal diversity policy concerning membership of the Board, the committee does consider diversity in its broadest sense when evaluating candidates, including persons diverse in gender, ethnicity, experience, and background.

Process for Stockholder Nominations.  Nominations to our Board may be submitted to the committee by our stockholders in accordance with the process described in our Bylaws.  Stockholders who wish to recommend a candidate for election to our Board should send their letters to us at 1275 Park East Drive, Woonsocket, Rhode Island 02895, Attention: Secretary.  These letters will be promptly forwarded to the members of the Nominating/Governance Committee.

All stockholder recommendations for director candidates must be submitted to us not less than 60 calendar days or more than 90 calendar days prior to the annual meeting at which the nominee is requested to be proposed.  Stockholders must follow certain procedures to recommend or propose candidates for election as directors described in our Bylaws and summarized below.

The notice must contain certain information about the stockholder making the recommendation or proposal of a candidate for election to the Board, as described in our Bylaws, including (i) the name and address of the stockholder and its affiliates making the recommendation and (ii) the number of shares of our common stock directly or indirectly beneficially owned by the stockholder, including any rights to acquire shares of our common stock.  The recommendation must contain the following information about the candidate being proposed for election to the Board as described in our Bylaws, including (i) the name and address of the candidate, (ii) the number of shares of our common stock directly or indirectly beneficially owned by the candidate, including any rights to acquire shares of our common stock and (iii) the information that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies for election of directors in a contested election under Section 14 of the Exchange Act.  The candidate must also submit a written representation and agreement to us that he or she is not party to any agreement with another person (other than our Company) that, if elected, would obligate the candidate to act or vote on a certain issue or that provides for compensation or other reimbursement for service on the Board, and that if elected, the candidate would be in compliance with all of our applicable Company guidelines and policies.

Independence of Directors

In determining the independence of directors, our Board analyzes each director’s relationship with our Company and our subsidiaries to determine whether our directors are independent under the applicable rules of the Nasdaq Stock Market and the SEC.  Our Board has determined that Ms. Marino and Messrs. Fogelman, Mustacchi, Sanders, Wenz and Zelkowicz are “independent” within the meaning of the independence rules of the Nasdaq Stock Market and the SEC.

Other Governance Matters

Majority Voting

In May 2016, our Board amended our Bylaws to adopt a majority voting standard in uncontested elections of directors, providing that a nominee for director shall be elected to the board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of directors to be elected.

In connection with this Bylaw amendment, the Board adopted a director resignation policy that is set forth in our Corporate Governance Guidelines.  The director resignation policy provides that director nominees must tender irrevocable resignations that will be effective only upon (i) the failure to receive the required vote in an uncontested election at the next stockholder meeting at which they face re-election and (ii) acceptance of such resignation by the Board.  If an incumbent director fails to receive the required vote for re-election, the Nominating/Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating/Governance Committee’s recommendation and we will publicly disclose the Board’s decision and the rationale behind it within 90 days from the date of the certification of the director election results.

Executive Sessions

Our independent directors meet in executive session from time to time, and met at least four times in 2015.

Code of Ethics

We have adopted a Code of Ethics that applies to all our directors, officers and employees, which can be found on our website at www.summerinfant.com.  Amendments to our Code of Ethics and any grant of a waiver from a provision of our Code of Ethics requiring disclosure under applicable SEC or Nasdaq Stock Market rules will be disclosed on our website.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which can be found on our website at www.summerinfant.com.  These guidelines include, without limitation, guidelines relating to director qualifications and responsibilities, director resignations, board committees, director access to officers and employees, director and officer compensation, management succession and stockholder communication with the Board.

Insider Trading Policy

Under our Code of Ethics, directors, officers, and employees who have access to confidential information relating to our Company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business.  To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical and against Company policy but is also illegal.  We also maintain an insider trading policy, applicable to all directors, officers and employees and other designated service providers.  The policy provides that these persons may not (i) buy, sell or engage in other transactions in our securities while aware of material non-public information about our Company; (ii) buy or sell securities of other companies while aware of material non-public information about those companies that they become aware of as a result of business dealings with our Company, or (iii) disclose material non-public information to any unauthorized persons outside of our Company.  In addition, officers and directors are prohibited from purchasing or selling options on our common stock or engaging in short sales of our common stock.  Officers and directors are discouraged from engaging in hedging or monetizing transactions (such as prepaid variable forwards, collars, equity swaps or similar derivative securities that are linked to our common stock), and must obtain prior approval to engage in such transactions.  The policy also requires officers, directors and certain other identified employees to obtain pre-clearance for any trading, and subjects these persons to a defined trading blackout period.

Stock Ownership Guidelines for Non-Employee Directors and Chief Executive Officer

Our Board has adopted ownership guidelines to align the interests of its directors and our Chief Executive Officer with the interests of our stockholders.  These guidelines encourage our directors and our Chief Executive Officer to maintain a significant ownership stake over their tenure.  It is expected that each director and the Chief Executive Officer shall attain the applicable share ownership level within five years of his or her initial election or appointment, or for non-employee directors that were members of the Board at the time the policy was adopted, within five years of adoption of the policy.  As of the date of this proxy statement, our Chief Executive Officer and our directors have made progress towards meeting the ownership guidelines.

As a guideline, a non-employee director shall own shares of our common stock equal in value to at least three times the amount of his or her applicable annual retainer fee.  As a guideline, our Chief Executive Officer shall own shares of our common stock equal in value to at least six times the amount of his or her annual base salary.

In calculating compliance with the guidelines, each director and the Chief Executive Officer shall be credited for each share of common stock beneficially owned by him or her, including shares held in benefit plans, each share of vested and non-vested restricted stock, and each restricted stock unit.  The Compensation Committee will review from time to time the ownership guidelines and recommend any changes for approval by our Board as appropriate.

Communications with Directors

Stockholders may send communications to our Board, the Chairman, any individual director or group of directors, or any board committee by using the contact information provided on our website.  Stockholders also may send communications by letter addressed to our Secretary, Attn: Board of Directors, Summer Infant, Inc., 1275 Park East Drive, Woonsocket, Rhode Island 02895.  Communications may also be received and reviewed by our Chairman or members of senior management.  Stockholder concerns about our accounting, internal controls, auditing matters or business practices will be reported to the Audit Committee.  All other concerns will be reported to the appropriate committee(s) of our Board.

Director Compensation

For fiscal 2015, the following director compensation program was in place for our non-employee directors other than our Chairman of the Board:

•                  an annual retainer fee of $45,000;

•                  for any meetings beyond four regularly scheduled board meetings per year, a fee of $1,000 for each board meeting attended in person;

•                  the chairpersons of the Audit, Compensation and Nominating/Governance Committees received an additional annual fee of $15,000, $10,000, and $8,000, respectively;

•                  each director serving as a member of the Audit, Compensation and Nominating/Governance Committees (other than the chairperson of each such committee) received annual fee of $5,000; and

•                  each director received an annual equity award, in the form of shares of our common stock, on the date of our annual meeting of stockholders, equal to the lesser of (i)7,500 shares or (ii) the number of shares to be calculated by dividing $30,000 by the fair market value of our common stock on such date.

We also generally reimburse non-employee directors for travel expenses incurred in connection with their duties as directors.  In addition, our Board of Directors may from time to time also provide for cash compensation, as recommended by the Compensation Committee, payable to members of special or ad hoc committees of the Board of Directors.

Other than as disclosed in this proxy statement, we do not pay any directors who are also executive officers any additional compensation for service as directors.

Chairman of the Board Compensation. Prior to May 2015, Mr. Almagor served as our non-executive Chairman of the Board.  In May 2015, the Board made the Chairman of the Board an executive Chairman as he was assisting the CEO with certain duties and special projects, and the Board appointed a Lead Director and approved a $10,000 annual retainer for the Lead Director.  The Chairman of the Board was initially compensated in 2015 as follows: (i) an annual retainer fee of $75,000; (ii) an annual equity award, in the form of shares of our common stock, on the date of our annual meeting of stockholders, of 15,000 shares; and (iii) an additional, supplemental monthly cash retainer fee of $10,000 per month subject to review every six months by the Compensation Committee.  In December 2015, the Board approved changes to the compensation program for the Chairman of the Board to replace the previous compensation program as follows: (i) a monthly cash stipend totaling $17,400, retroactive to January 1, 2015 (excluding consideration of any prior retainer payments); (ii) a cash bonus opportunity of up to $50,000 upon achievement of projects specified by the Board, such achievement to be determined in the sole discretion of the Board; and (iii) a performance-based restricted stock unit award based on the achievement of specified stock price performance under our 2012 Incentive Compensation Plan, having a performance period of approximately two years and expiring on the date of the annual shareholder meeting held in 2017. The restricted stock unit award pays out a specified dollar amount in shares of our common stock upon achievement of stock price triggers, with the maximum total payout under the award not to exceed $780,000.

As noted above, Mr. Wenz will succeed Mr. Almagor as our independent Chairman of the Board on the date of the Annual Meeting.  Upon the recommendation of the Compensation Committee, the Board approved compensation for the independent Chairman of the Board. The independent Chairman of the Board will have the same compensation as the other non-employee directors described above except that (i) the annual retainer fee will be $90,000 and (ii) the annual equity award will be 15,000 shares.

Director Compensation in 2015

The following table shows non-employee director compensation in 2015.  Mr. Stebenne served as a director until his appointment as President and Chief Operating Officer in March 2015.  The table below reflects only the compensation Mr. Stebenne received as a director prior to his appointment as an officer, and Mr. Stebenne does not receive any additional compensation for his service as a director.  For information on compensation received by Mr. Stebenne for his services as Chief Executive Officer, President and Chief Operating Officer, please see “Executive Compensation - Summary Compensation Table” below.  In addition, each of Ms. Bramson and Jason Macari resigned from our Board of Directors in 2015.  Neither Ms. Bramson nor Mr. Macari received any compensation for their service on the Board of Directors during 2015, therefore they are not included in the table below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Dan Almagor	242,583	239,019	—	—		481,602
Marty Fogelman	61,667	13,350	—	10,000	(4)	85,017
Robin Marino (5)	8,333	—	—	—		8,333
Alan Mustacchi (6)	22,047	13,350	—	—		35,397
Derial H. Sanders	55,000	13,350	—	—		68,350
Robert Stebenne	65,000	—	—	—		65,000
Richard Wenz	77,666	13,350	—	—		91,016
Stephen J. Zelkowicz	48,750	13,350	—	—		62,100

(1)         Represents fees earned or paid in cash in 2015, including annual retainer fees, committee fees and fees for special Board projects.

(2)         The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 6 to our audited consolidated financial statements for the fiscal year ended January 2, 2016, included in our Original Filing filed with the SEC on February 24, 2016.

(3)         As of January 2, 2016, the number of fully-vested options outstanding for each director was as follows: Mr. Almagor, 140,000; Mr. Fogelman, 40,000; Mr. Sanders, 40,000; Mr. Stebenne, 109,440; and Mr. Wenz, 40,000.

(4)         Represents consulting fees paid to Mr. Fogelman under prior consulting agreement.  The consulting agreement terminated in March 2015, and Mr. Fogelman no longer receives any compensation from the Company other than in his capacity as a member of our Board.

(5)         Ms. Marino was elected to the Board of Directors on August 4, 2015.

(6)         Mr. Mustacchi was appointed to the Board of Directors on May 5, 2015.

PROPOSAL NO. 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act), provides that a public company’s proxy statement in connection with the Company’s annual meeting of stockholders must, at least once every three years, allow stockholders to cast an advisory, nonbinding vote regarding the compensation of our named executive officers as disclosed in accordance with the SEC’s rules.

As discussed under “Executive Compensation” below, our compensation programs are designed to attract, motivate and retain highly qualified executives and seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives.  For example, our annual performance bonus programs are designed to reward individuals for performance based primarily on our financial results and their achievement of personal and corporate goals that contribute to our long-term goal of building stockholder value.  Grants of equity-based awards are intended to provide additional incentive to work to enhance long-term total return to stockholders and to align the interests of our executives with those of our stockholders.  For additional information on our executive compensation programs, including specific information about compensation paid by us in 2015, please read the information set forth in the “Executive Compensation” section below, including the tables and narrative descriptions.

At the Annual Meeting, we will ask our stockholders to approve our named executive officer compensation for 2015 as described in this proxy statement.  This proposal, referred to as a “Say-on-Pay Proposal,” provides our stockholders with the opportunity to express their views on our named executive officers’ compensation.  Accordingly, we will present the following advisory Say-on-Pay Proposal at the meeting for stockholder approval:

“RESOLVED, that, the compensation paid to our Company’s named executive officers in 2015, as disclosed in this proxy statement for the Company’s 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative disclosure, is hereby approved.”

This say-on-pay vote is advisory, and therefore not binding on our Company, the Compensation Committee or our Board.  However, the Compensation Committee intends to review the results of the advisory vote and will be cognizant of the feedback received from the voting results as it completes its annual review and engages in the compensation planning process.

Vote Required

We will consider the proposal to be approved if a majority of votes are cast “FOR” the proposal.  Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

Recommendation

Our Board recommends that stockholders vote “FOR” the approval, on an advisory basis, of the 2015 compensation of our named executive officers as described in this proxy statement.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed RSM US LLP (formerly known as McGladrey LLP) as the independent registered public accounting firm to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2016 and recommends that stockholders vote in favor of the ratification of such appointment.  In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.  We anticipate that representatives of RSM will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Fees

The following table shows the aggregate fees paid or accrued for audit and other services provided for fiscal years 2015 and 2014:

	2015	2014
Audit Fees	$291,500	$300,337
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$291,500	$300,337

Audit Fees were for professional services rendered for (i) the audit of our annual consolidated financial statements and review of consolidated financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by RSM in connection with statutory and regulatory filings or engagements and (ii) reviews of registration statements and related consents.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, and the fees for the services performed to date.  The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

A majority of shares cast “FOR” the proposal are required for approval.  Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

Recommendation

Our Board recommends that stockholders vote “FOR” the ratification of RSM US LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016.

AUDIT COMMITTEE REPORT

This Audit Committee Report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act.  Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, this report shall not be incorporated by reference into any such filings.

The Audit Committee reviews our financial reporting process on behalf of our Board.  Management has the primary responsibility for the financial statements and the reporting process.  Our independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America.

In this context, the Audit Committee has reviewed and discussed our audited financial statements with management and the independent auditors.  The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (the “PCAOB”).  In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.  In addition, the Audit Committee has considered whether the independent auditor’s provision of non-audit services to us is compatible with the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended January 2, 2016, for filing with the SEC.

The foregoing report has been furnished by the Audit Committee.

Alan Mustacchi, Chairman

Richard Wenz
Robin Marino

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of June 13, 2016 by:

•                  each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•                  each of our directors and named executive officers listed in the Summary Compensation Table under the section entitled “Executive Compensation”; and

•                  all of our current executive officers and directors as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)(3)	Percent of Common Stock (4)
5% Stockholders
Wynnefield Capital Management LLC and related entities (5)	4,098,606	22.2%
Jason Macari (6)	3,187,775	17.3%
Paradigm Capital Management, Inc. (7)	1,820,600	9.9%
Privet Fund LP (8)	1,335,707	7.2%
Tocqueville Asset Management, L.P. (9)	1,330,000	7.2%

Directors and Named Executive Officers
Dan Almagor	611,035	3.3%
Carol E. Bramson (10)	218,058	1.2%
Marty Fogelman	84,964	*
Robin Marino	20,000	*
William E. Mote, Jr.	20,500	*
Alan Mustacchi	10,000	*
Kenneth Price	—	—
Derial H. Sanders	76,964	*
Robert Stebenne (11)	351,354	1.9%
Richard Wenz	181,231	*
Stephen J. Zelkowicz	9,516	*
All directors and current executive officers as a group (9 persons)(12)	1,583,622	8.4%

*                 Less than 1%

(1)         Unless otherwise noted, the business address of each named person is 1275 Park East Drive, Woonsocket, Rhode Island 02895.

(2)         Unless otherwise noted, each person named in the table has sole voting and investment power with regard to all shares beneficially owned, subject to applicable community property laws.

(3)         Includes the following number of shares that may be acquired through the vesting of restricted stock awards or stock options exercisable within 60 days of June 13, 2016 as follows:

Directors and Named Executive Officers	Options Exercisable/Stock Vesting

Mr. Almagor	140,000
Mr. Fogelman	40,000
Mr. Mote	13,500
Mr. Sanders	40,000
Mr. Stebenne	118,048
Mr. Wenz	40,000

(4)         The percentages shown are calculated based on 18,424,520 shares of common stock issued and outstanding on June 13, 2016.  In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of June 13, 2016 are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

(5)         The information is as reported on Amendment No. 4 to Schedule 13D filed with the SEC on December 22, 2015.  The address for Wynnefield Capital Management, LLC and related entities is 450 Seventh Avenue, Suite 509, New York, NY 10123.  Of the shares indicated, 1,220,836 shares are beneficially owned by Wynnefield Partners Small Cap Value, L.P. (“Partners”), 1,859,801 shares are beneficially owned by Wynnefield Partners Small Cap Value, L.P. I (“Partners I”), 864,663 shares are beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd. (“Fund”), and 153,306 shares are beneficially owned by Wynnefield Capital, Inc. Profit Sharing Plan (“Plan”).  Wynnefield Capital Management, LLC has an indirect beneficial interest in the shares held by Partners and Partners I.  Wynnefield Capital, Inc. has an indirect beneficial interest in the shares held by the Fund.  Nelson Obus may be deemed to hold an indirect beneficial interest in the shares held by Partners, Partners I, the Fund and the Plan because he is the co-managing member of Wynnefield Capital Management, LLC, a principal executive officer of Wynnefield Capital, Inc. (the investment manager of the Fund), and the portfolio manager of the Plan.  The inclusion of information in the Schedule 13D with respect to Mr. Obus shall not be considered an admission that he, for the purpose of Section 16(b) of the Exchange Act, is the beneficial owner of any shares in which he does not have a pecuniary interest.  Mr. Obus disclaims any beneficial ownership of the shares of common stock covered by the Schedule 13D.  Joshua Landes may be deemed to hold an indirect beneficial interest in the shares held by Partners, Partners I and the Fund because he is the co-managing member of Wynnefield Capital Management, LLC and a principal executive officer of Wynnefield Capital, Inc. (the investment manager of the Fund).  The inclusion of information in the Schedule 13D with respect to Mr. Landes shall not be considered an admission that he, for the purpose of Section 16(b) of the Exchange Act, is the beneficial owner of any shares in which he does not have a pecuniary interest.  Mr. Landes disclaims any beneficial ownership of the shares of common stock covered by the Schedule 13D.

(6)         The information is as reported on Amendment No. 1 to Schedule 13D filed with the SEC on October 26, 2015.  The address of Mr. Macari is 3100 Diamond Hill Road, Cumberland, RI  02864.  Mr. Macari has sole power to direct the disposition and voting of the shares indicated.

(7)         The information is as reported on Amendment No. 2 to Schedule 13G filed with the SEC on February 11, 2016.  The address of Paradigm Capital Management, Inc. is Nine Elk Street, Albany, NY 12207.  Paradigm Capital Management, Inc. has sole power to direct the disposition and voting of the shares indicated.

(8)         The information is as reported on Amendment No. 1 to Schedule 13D filed with the SEC on May 12, 2016.  The address of Privet Fund LP (“Privet”) is 79 West Paces Ferry Road, Suite 200B, Atlanta, GA  30305.  Privet Management LLC (“Privet Management”) is the Managing Partner of Privet, and Ryan Levenson is the sole managing member of Privet Management.  Accordingly, Privet Management and Mr. Levenson may be deemed to hold shared voting and dispositive power with respect to the shares held by Privet.  Each of Privet, Privet Management and Mr. Levenson could be deemed to beneficially own the shares indicated, however each of Privet, Privet Management and Mr. Levenson (each a “Reporting Person”) disclaims beneficial ownership of the shares held by each other Reporting Person.

(9)         The information is as reported on Schedule 13G filed with the SEC on January 29, 2016.  The address of Tocqueville Asset Management, L.P. is 40 West 57th Street, 19th Floor, New York, NY 10019.  Tocqueville Asset Management, L.P. has sole power to direct the disposition and voting of the shares indicated.

(10)  Of these shares, 86,269 shares are held indirectly through TBG Capital, LLC Defined Pension Plan and Trust, 105,518 shares are held indirectly through the Carol E. Bramson Trust & Howard Bramson Trust — Tenants in Common and 9,625 shares are held indirectly through the TBG Capital, LLC 401(k) PSP & T, F/B/O Carol E. Bramson.  Ms. Bramson resigned as Chief Executive Officer in May 2015 and resigned from our Board effective July 1, 2015.

(11)  The shares are held indirectly through the Robert Stebenne Revocable Trust.

(12)  Includes an aggregate of 389,884 shares that may be acquired through the vesting of stock options exercisable within 60 days of June 13, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and changes in ownership of our common stock and other equity securities.  Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports furnished to us during the fiscal year ended January 2, 2016 and on written representations from our officers, directors and 10% stockholders known to us, we believe that each person who, at any time during the fiscal year, was a director, officer or beneficial owner of more than 10% of our common stock, complied with all Section 16(a) requirements during the fiscal year, except for the following: (1) Ms. Marino filed a Form 4 late reporting the purchase of shares of our common stock; (2) Mr. Price filed (i) a Form 4 late reporting the exercise of a stock option and subsequent sale of shares acquired upon such exercise and (ii) a Form 4 late reporting the sale of shares of our common stock; (3) Mr. Almagor filed a Form 4 late reporting an annual stock grant; (4) Mr. Macari filed a Form 4 late reporting the purchase of shares of our common stock; and (5) Wynnefield Partners Small Cap Value LP filed a Form 4 late reporting the purchase of shares of our common stock.

EXECUTIVE OFFICERS

Information concerning our current executive officers is set forth below.  All executive officers hold their positions for an indefinite term and serve at the pleasure of our Board.

Current Executive Officers

Robert Stebenne, 63, was appointed our Chief Executive Officer in May 2015 and has been President and Chief Operating Officer since March 2015.  Mr. Stebenne has served as a director of our Company since March 2007.  Prior to joining our Company, Mr. Stebenne owned and managed Bob Stebenne Associates, a firm he founded in 2002 that provided consulting services in the areas of brand development, product development, and strategic planning.  From February 1999 to July 2002, Mr. Stebenne was the president of new business development for Hasbro Industries, a provider of children’s and family leisure time products and services.  From 1991 to February 1999, he was president of Hasbro’s FOB/LC division, where he created a U.S. marketing, sales, product development, finance and logistics group.  From 1982 to 1991, he was president of Hasbro’s Playskool Baby division.  Mr. Stebenne holds a B.A. in American History from the Roger Williams University.

William E. Mote, Jr., 46, was appointed our Chief Financial Officer in November 2014.  Prior to joining our Company, from February 2013 to November 2014 Mr. Mote was Chief Financial Officer of the Poarch Band of Creek Indians, the largest hospitality and gaming operator in Alabama, where he was responsible for all financial operations of the Sovereign Nation.  From January 2010 to February 2013, Mr. Mote was Executive Vice President of Finance at JAKKS Pacific, a diversified children’s entertainment company, where he was a member of the executive team in charge of worldwide financial operations.  Prior to joining JAKKS Pacific, Mr. Mote was Vice President and Corporate Controller at Easton-Bell Sports, Inc. from 2005 to 2010, where he was responsible for worldwide financial planning and analysis and strategic planning.  Mr. Mote spent five years working in various global finance positions with increasing responsibility at Hewlett-Packard Company beginning in 2000.  Mr. Mote is a Certified Public Accountant and holds a M.B.A. and a B.S. in Accounting from Louisiana State University.

EXECUTIVE COMPENSATION

Executive Summary

We are a premier juvenile products company originally founded in 1985 and create branded juvenile safety and infant care products (targeted for ages 0-3 years) that are intended to deliver a diverse range of parenting solutions to families. Our industry is highly competitive and has many participants, and our ability to compete effectively in our industry is dependent in part on our ability to attract, motivate and retain key management personnel and other qualified employees.  The Compensation Committee has approved a pay-for-performance compensation philosophy, which is intended over time to bring base salaries and total executive compensation in line with approximately the median (50th percentile) of the companies represented in our peer group.  However, we have not been able to compensate our executives at this level in recent years due to our Company’s financial performance, stock price and the limited pool of shares available for issuance under our equity plans. Short-term incentive compensation, based on the achievement of specified goals and objectives, may be awarded in the form of a cash performance bonus.  We also provide equity awards to reward our executives for long-term Company performance and to align their interests with the interests of our stockholders.  Total compensation may vary significantly from year-to-year based on a combination of total Company and individual performance.

In fiscal 2015, our Company continued to focus on our core product offerings, phasing out less profitable categories, liquidating related inventory, and improving our balance sheet and working capital positions.  As our Company executed these initiatives, sales increased slightly while gross margins declined primarily due to the liquidation of closeout inventory as well as the unfavorable effect of currency exchange rates (primarily on Canadian sales).  As a result, net sales in fiscal 2015 were relatively flat as compared to fiscal 2014, as reflected in the following chart:

In 2015, we experienced changes in our executive team, as Mr. Stebenne was appointed Chief Executive Officer in May 2015 replacing Ms. Bramson.  In addition, our Compensation Committee adjusted our annual incentive bonus program design to provide for potential payouts based on achievement of Company-wide performance targets related to pre-bonus adjusted EBITDA, contribution margin and operating cash flow, as further described below.  As a result, based on the Company’s performance in fiscal 2015, we had a modest bonus payout under our annual incentive bonus program equal to approximately 7.5% of target bonus to eligible named executive officers.  Our equity awards granted in fiscal 2015 were generally below the market 25th percentile for similar companies due to our stock price.

The following chart shows the mix of total direct compensation actually earned by our Chief Executive Officer for fiscal 2015.

CEO 2015 Total Direct Compensation (1)

(1)         Reflects solely the 2015 compensation of Mr. Stebenne, who was appointed Chief Executive Officer in May 2015.

Compensation Philosophy and Objectives

Our Board has appointed a Compensation Committee consisting of independent directors as required by applicable SEC and Nasdaq Stock Market rules.  The Compensation Committee is authorized to determine and approve, or make recommendations to our Board with respect to, the compensation of our Chief Executive Officer and our other executive officers and to grant or recommend the grant of stock-based compensation to our Chief Executive Officer and other executive officers. The Compensation Committee also reviews our compensation policies and practices for all employees.

Our philosophy is to compensate our executives at levels that enable us to attract, motivate and retain highly qualified executives.  As our business evolves, we seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives.  We will continue to establish an annual bonus program designed to reward individuals for performance based primarily on our financial results and their achievement of personal and corporate goals that contribute to our long-term goal of building stockholder value.  Grants of stock-based awards are intended to provide additional incentive to executives to work to enhance long-term total return to stockholders and to align the interests of our executives with those of our stockholders.  Total compensation levels reflect the executive’s position, responsibilities, tenure, individual experience and achievement of goals.  As a result of our performance-based philosophy, compensation levels may vary from year to year and among our various executive officers with fixed and variable pay components.

Compensation Components

Each year the Compensation Committee reviews the various components of executive compensation to determine an appropriate mix for each named executive officer, as described below.  In determining each component of an executive’s compensation, numerous factors are considered, including:

•                  the individual’s particular background and circumstances, including prior relevant work experience;

•                  the demand for individuals with the individual’s specific expertise and experience;

•                  the individual’s role with us and the compensation paid to similar positions determined through benchmark studies;

•                  the individual’s performance and contribution to the achievement of Company goals and objectives;

•                  comparison to other executives within our Company; and

•                  the overall financial performance of our Company.

Our policy for allocating between short-term and long-term compensation is to ensure adequate annual cash compensation to attract and retain personnel, while providing incentives (in the form of equity awards) to maximize long-term value for our Company and our stockholders. Accordingly, (i) we provide cash compensation in the form of base salary and annual incentive bonuses to meet competitive salary norms and reward Company performance on an annual basis and (ii) we provide non-cash compensation in the form of stock-based awards to reward superior performance against long-term objectives.

Base Salary.  The Compensation Committee strives to provide salaries to executives that are competitive with those paid by comparable companies for similar work, based on each executive’s experience and performance.  We target cash compensation at market median levels to help attract and retain executive talent.  When setting executive pay, the Compensation Committee considers a combination of factors as outlined in the bulleted list above.  In addition, in the case of new hires, the Compensation Committee will also consider the current recruitment market and negotiations with the specific individual.

Following the end of each fiscal year, the Compensation Committee reviews executives’ base salaries, and takes into consideration each executive’s performance, achievement of specific short-term goals and our Company’s performance in the prior year.  The Compensation Committee also meets with the Chief Executive Officer to review base salary recommendations for other named executive officers, including his performance evaluation of all such persons and the basis of the recommendations, the scope of each person’s duties, oversight responsibilities and individual objectives and goals against results achieved for the applicable fiscal year.

Annual Incentive Bonus.  Our Company generally uses short-term cash-based incentive compensation programs to recognize and reward executives and other employees who contribute meaningfully to an increase in stockholder value and profitability.  In general, the funding of the annual incentive bonus pool is dependent upon our Company achieving certain financial targets, historically earnings before interest, taxes, depreciation and amortization (before deducting incentive compensation).  As further described below, in 2015 the Compensation Committee adjusted our annual incentive bonus program design to provide for potential payouts based on achievement of Company-wide performance targets related to pre-bonus adjusted EBITDA, contribution margin and operating cash flow.  Each named executive officer typically has the ability to receive up to 200% of his or her target bonus award opportunity based on our Company and the individual achieving stretch (or superior) performance levels.  The percentage of the bonus actually paid to each named executive officer depends on the attainment of corporate financial targets and individual performance goals.

Long-Term Equity Incentive Awards.  The Compensation Committee believes that stock-based compensation ensures that our executives have a continuing stake in the long-term success of our Company.  In general, long-term incentive awards are targeted between the 25th and 50th percentiles of the compensation peer group with appropriate adjustments for individual and Company performance, though historically awards have generally been at or below the 25th percentile market level due to share constraints and stock price.  Long-term incentive awards have been in the form of stock options, restricted stock awards, or a combination of both types of awards.  Vesting for these awards extends over a four-year period, with 25% of the total number of shares subject to an award vesting each year beginning on the first anniversary of the date of grant.  If a named executive officer leaves our Company prior to the completion of the applicable vesting schedule, the unvested portion of the option or stock grant is forfeited unless otherwise provided in his or her employment agreement or termination agreement.  The Compensation Committee also grants equity awards outside of the regular annual grant program for new hires, promotions or other reasons deemed appropriate by the committee.

Perquisites and Fringe Benefits.  We provide only certain executive fringe benefits.  Our executives receive health and welfare benefits, such as group medical, dental, life and long-term disability coverage, under plans generally available to all other employees. We believe that our executives should be able to provide for their retirement needs from the total annual compensation they earn based on our performance. Accordingly, other than an employer matching contribution under our 401(k) plan, which is the same that we provide all of our employees, we do not offer our executives any nonqualified pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.  We may provide for fringe benefits, such as auto allowances or commuting benefits, in individually negotiated executive employment agreements in order to attract and retain key executives who are essential to the long-term success of our Company.

Role of the Compensation Committee and Management

The Compensation Committee currently determines the compensation of our Chief Executive Officer and our other executive officers.  Annually, our Compensation Committee evaluates the performance of our Chief Executive Officer and determines the compensation of our Chief Executive Officer in light of the goals and objectives of our compensation program for that year.  Our Compensation Committee annually assesses the performance of our other executive officers and considers recommendations from our Chief Executive Officer when determining the compensation of our other executive officers.  As discussed below, the Compensation Committee also considers input from other independent directors, our compensation consultant and benchmarking studies and surveys, but retains absolute discretion as to whether to adopt any recommendations as it deems appropriate.

At the request of our Compensation Committee, our Chief Executive Officer and SVP of Human Resources may attend our Compensation Committee meetings, including meetings at which our compensation consultant is present.  This enables our Compensation Committee to review with senior management the corporate and individual goals that are important to achieve our overall success.  Although the participation of management could influence performance targets and individual goals, including the targets and goals set for our Chief Executive Officer, our Compensation Committee ultimately makes all determinations regarding individual and corporate goals and targets.  Our Chief Executive Officer does not attend any portion of meetings at which his compensation is discussed.

Additionally, as part of ongoing efforts to drive outstanding operational and financial performance, the Compensation Committee will, in consultation with its independent compensation consultant, consider changes to our compensation programs as appropriate in response to input from stockholders through our annual Say on Pay vote and evolving factors such as the business environment and competition for talent.

The Compensation Committee has authority to retain (at our Company’s expense) outside counsel, compensation consultants and other advisors to assist as needed.  The Compensation Committee considers input and recommendations from our outside compensation consultants in connection with its review of our Company’s compensation programs and its annual review of the performance of the other executive officers.  The Compensation Committee has engaged the services of an independent compensation consultant, Pearl Meyer.  As further described below, Pearl Meyer has assisted the Compensation Committee from time to time with executive compensation matters.  The Compensation Committee retains Pearl Meyer directly, although in carrying out assignments Pearl Meyer also interacts with management when necessary and appropriate to obtain compensation and performance data.  As required under SEC rules, the Compensation Committee reviews the services of its compensation consultants to evaluate whether any conflicts of interest are raised, taking into consideration certain factors, including whether the consultant provides any other services to our Company, the amount of fees our Company pays to the consultant, whether there are any business or personal relationships with an executive officer of our Company or with any committee member, and whether the consultant owns any stock of our Company.  The Compensation Committee determined, based on its evaluation, that the work of Pearl Meyer has not created any conflict of interest.  On an annual basis, the Compensation Committee will continue to monitor the independence of its compensation consultants.

Role of the Compensation Consultant

The Compensation Committee retains Pearl Meyer to provide advice on various compensation matters and recommends compensation program designs, including market trends, peer group composition and compensation for our executive officers.  Pearl Meyer reports directly to the Compensation Committee, meets the independence requirements of applicable SEC rules and does not provide any other services to our Company beyond those requested or approved by the Compensation Committee.  Pearl Meyer regularly attends meetings of the Compensation Committee, either in person or by telephone.  In 2015, Pearl Meyer assisted the Compensation Committee with the following:

•                  attended Compensation Committee meetings as requested;

•                  provided advice and analysis of the competitiveness of the compensation of the CEO and other senior executives; and

•                  reviewed and provided comments on named executive officers’ compensation and the disclosure regarding executive compensation in the proxy statement for the 2015 annual meeting of stockholders.

Compensation Benchmarking

In determining compensation levels, the Compensation Committee believes that it is important when making compensation-related decisions to be informed as to the practices of publicly-held companies of similar size, revenue and market focus.  As a result, the Compensation Committee relies on its independent compensation consultant to help define the appropriate competitive market using a combination of peer group companies and industry-specific compensation surveys.  The Company’s peer group currently consists of:

Acme United Corporation	Gaiam, Inc.
Black Diamond. Inc.	JAKKS Pacific, Inc.
Cobra Electronics Corp.	Joe’s Jeans Inc.
Crown Crafts, Inc.	Leapfrog Enterprises Inc.
CSS Industries Inc.	Nautilus Inc.
Delta Apparel, Inc.	Rocky Brands, Inc.
Emerson Radio Corp.	ZAGG Inc.
Escalade Inc.

Named Executive Officer Compensation in 2015

Our named executive officers for 2015 were Robert Stebenne, Chief Executive Officer (beginning in May 2015), President and Chief Operating Officer, William E. Mote, Jr., Chief Financial Officer; Carol E. Bramson, our former Chief Executive Officer until May 2015; and Kenneth Price, our former President of Global Sales & Marketing until May 2015.

Base Salaries.  In 2015, Mr. Stebenne was newly appointed as an executive officer and his base salary was the result of individual negotiation with him.  As is our practice, we review base salaries for our existing named executive officers each fiscal year.  In 2015, no increases were approved for named executive officers who were not new hires in 2015. Please see the Summary Compensation Table below for the actual amounts paid to our named executive officers in 2015.

Annual Incentive Bonus.  In 2015, the Compensation Committee reviewed with input from management and its compensation consultant the structure of our annual incentive bonus program in light of the fact that no payouts had been made in recent years based solely on the achievement of EBITDA targets.  The Compensation Committee approved modifications to the design of the annual incentive bonus that are intended to ensure continuing focus on critical financial performance metrics while increasing the potential for meaningful payouts for performance.  The Compensation Committee modified the annual incentive bonus program design to be based on achievement of three key metrics, each with a specific weighting: pre-bonus EBITDA, contribution margin and operating cash flow.  Each metric is calculated separately, and then results are aggregated to determine funding of the overall bonus pool.

The following table sets forth the weighting of each target, the threshold, target and maximum amounts for each of the three metrics, and the actual results for each metric in 2015:

Performance Metric	Threshold	Target	Maximum	Actual	Weighting
Adjusted EBITDA	$16,065,000	$18, 900,000	$26,460,000	$9,697,050	40%
Contribution Margin	$48,331,000	$56,860,000	$79,604,000	$44,170,046	30%
Operating Cash Flow	$8,857,000	$10,420,000	$14,588,000	$9,030,579	30%

Following the end of 2015, the Compensation Committee determined that while the Company did not achieve the threshold for payout under the EBITDA and contribution margin metrics, the Company did exceed the threshold under the cash flow metric resulting in a 25% achievement payout level for that component.  Because the cash flow metric makes up 30% of the overall bonus potential, the final payout to eligible participants was approximately 7.5% of target bonus (30% * 25%).

Long-Term Equity Incentive Awards.  For 2015, our annual equity-based incentive compensation awards for executive officers and senior management employees were in the form of restricted stock awards and stock options.  The amount of annual equity-based awards granted to executive officers who were not new hires during 2015 reflected the executive’s position within our Company, their individual performance and equity-based awards by comparable companies for comparable positions, with the goal to bring the executive to within the 25th percentile of such comparable companies.  The vesting schedule for our annual equity-based awards is 25% per year, with vesting beginning on the first anniversary of the grant date.  The vesting schedule is designed to encourage executives to continue in the employ of our Company.  Each executive forfeits the unvested portion, if any, of the equity-based awards if the executive’s service to our Company is terminated for any reason, except as may otherwise be determined by our Board.  Mr. Stebenne received an equity grant in connection with his hiring, as further described below.

SUMMARY COMPENSATION TABLE

The following table sets forth, for fiscal years 2014 and 2015, information regarding compensation of our named executive officers:

				Stock	Option	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation		Total
Principal Position	Year	($)	($)	($) (1)	($) (1)	($)		($)

Robert Stebenne (2)	2015	242,308	18,675	—	415,000	10,962	(3)	686,945
Chief Executive Officer, President and Chief Operating Officer

William Mote	2015	285,000	8,550	21,120	21,420	90,471	(4)	426,561
Chief Financial Officer	2014	32,885	—	36,000	41,200	21,692		131,777

Carol Bramson (5)	2015	138,233	—	52,800	61,200	12,421	(6)	264,654
Former Chief Executive Officer	2014	309,615	100,000	—	240,000	2,019		651,634

Kenneth Price (7)	2015	163,499	—	21,120	21,420	16,749	(8)	222,788
Former President Global Sales & Marketing	2014	329,808	50,000	46,250	73,500	10,246		509,804

(1)               The amounts for 2015 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 7 to our audited consolidated financial statements for the fiscal year ended January 2, 2016, included in our Original Filing filed with the SEC on February 24, 2016.

(2)               Mr. Stebenne was appointed President and Chief Operating Officer in March 2015 and as Chief Executive Officer in May 2015.  The amounts reflected do not include amounts Mr. Stebenne received while serving as a director of our Company from January 2015 until March 2015.  Please see “Director Compensation” above for information on compensation Mr. Stebenne received for his service as a director prior to his appointment as an officer of our Company.

(3)               Includes (i) $7,500 auto allowance and (ii) $3,462 of employer contributions to our Company’s 401(k) plan.

(4)               Includes (i) $40,134 of living expenses and auto expense, (ii) $46,233 of travel expenses to and from Mr. Mote’s residence to our Company’s executive offices and (iii) $4,104 of employer contributions to our Company’s 401(k) plan.

(5)         Ms. Bramson’s employment with our Company ended in May 2015.

(6)         Includes (i) $7,656 of paid time-off and (ii) $4,765 of employer contributions to our Company’s 401(k) plan.

(7)         Mr. Price’s employment with our Company ended in May 2015.

(8)         Includes (i) $11,384 of paid time-off, (ii) $3,750 auto allowance and (ii) $1,615 of employer contributions to our Company’s 401(k) plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about outstanding equity awards held by the named executive officers at the end of 2015:

	Option Awards						Stock Awards
	Award Grant		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price Per	Option Expiration	Equity Incentive Plan Awards Number of Unearned Shares or Units That Have Not Vested	Equity Incentive Plan Awards Market Value of Unearned Shares or Units That Have Not
Name	Date (1)		Exercisable	Unexercisable	Share	Date	(2)	Vested
Robert Stebenne	03/07/2007	(3)	40,000	—	5.25	03/07/2017	—	—
	03/03/2015	(4)	69,440	180,560	2.85	03/03/2025	—	—

William E. Mote, Jr.	11/10/2014		10,000	30,000	1.80	11/10/2024	—	—
	11/10/2014		—	—	—	—	15,000	33,450
	03/24/2015		—	14,000	2.64	03/24/2025	—	—
	03/24/2015		—	—	—	—	8,000	17,840

(1)     Unless otherwise noted, option grants vest as follows: 25% of the total number of shares subject to the options vest and become exercisable on each of the first, second, third and fourth anniversaries of the date of grant.

(2)     Unless otherwise noted, restricted stock grants have a vesting schedule as follows: 25% of the total number of shares underlying the award vest on each of the first, second, third and fourth anniversaries of the date of grant.

(3)     Represents option grant received by Mr. Stebenne upon his initial appointment to our Board of Directors in 2007.

(4)     Represents option grant received by Mr. Stebenne upon his appointment as our President and Chief Operating Officer.  The option vests in 36 equal monthly installments following the date of grant.

Employment Arrangements and Change in Control Agreements with Current Named Executive Officers

Robert Stebenne.  Under the terms of his offer letter, Mr. Stebenne receives an annual base salary of $300,000, and is eligible to receive a cash bonus with a target bonus award equal to 100% of his base salary under our Company’s annual short-term incentive plan.  He is also eligible to participate in our Company’s long-term incentive plan and any other bonus plans, as determined by the Compensation Committee, and is eligible to receive all medical, dental and other benefits to the same extent as provided to other senior management employees.  Mr. Stebenne also receives a monthly automobile allowance in the amount of $750 per month.  Upon his appointment in March 2015, Mr. Stebenne received a stock option to purchase 250,000 shares of our common stock that vests in 36 equal monthly installments, beginning on the first monthly anniversary of the date of grant; provided, however, that in the event our Company undergoes a change in control (as defined in the change of control agreement), the stock option shall vest in full.  In addition, if Mr. Stebenne’s employment is terminated by us without cause, or Mr. Stebenne terminates his employment for good reason, he is entitled to receive payments equal to his then current base salary for a period of six months following such date of termination.  Mr. Stebenne also is party to our standard change of control agreement, as described below, pursuant to which he is eligible to receive 100% of his base salary for a period of 12 months if he is terminated following a change of control.

William E. Mote, Jr.  Pursuant to the terms of his offer letter, Mr. Mote receives an annual base salary of $285,000, and is eligible to receive a cash bonus with a target bonus award equal to 40% of his base salary under our annual short-term incentive plan.  He is also eligible to participate in our long-term incentive plan and any other bonus plans, as determined by the Compensation Committee, and is eligible to receive all medical, dental and other benefits to the same extent as provided to other senior management employees.  Upon the commencement of his employment, Mr. Mote received a stock option to purchase 40,000 shares of our common stock at an exercise price equal to the closing price of the common stock on the date of grant, and a restricted stock award of 20,000 shares.  Both equity awards will vest in four equal annual installments, with the first 25% of the award vesting and becoming exercisable on the first anniversary of the date of grant.  Mr. Mote is also entitled to certain relocation benefits, including reimbursement of: (i) up to $20,000 in relocation expenses, (ii) $2,500 per month for temporary housing expenses for a period up to 12 months, and (iii) certain air travel expenses.  In 2015, the Compensation Committee approved the extension of housing and travel expenses for an additional 12 months.  In addition, we agreed to pay a relocation and signing bonus of $30,000, payable on the first regular pay date following his move to a residence within 60 miles of the Company’s current corporate headquarters.  In addition, if Mr. Mote’s employment is terminated by us without cause, or Mr. Mote terminates his employment for good reason, he is entitled to receive payments equal to his then current base salary for a period of six months following such date of termination.  Mr. Mote is also party to our standard change of control agreement, as described below, pursuant to which he is eligible to receive 100% of his base salary for a period of 12 months if he is terminated following a change of control.

Change of Control Agreements

Certain executive officers and members of senior management of our Company are party to the Company’s standard change of control agreement. Under the change of control agreement, which was most recently amended and restated in December 2015, the employee will be entitled to certain payments and benefits if (1) there is a change in control of the Company and (2) within 12 months following a change in control, his or her employment is terminated, other than for cause, as a result of his or her death or disability, or by the employee for good reason. If these events occur, the employee will be entitled to a cash payment equal to a percentage of his or her then current annual base salary, continued benefits and any earned or accrued, but unpaid, bonus for the fiscal year in which the employee is terminated, for a period of six to twelve months.  The change of control agreement also contains non-competition and similar covenants that remain in effect for a period of six to twelve months.

Retirement Plans

We have a Section 401(k) plan and provide an employer matching contribution, which is the same that we provide all of our employees. We do not offer our executives any nonqualified pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March 2009, our wholly owned subsidiary, Summer Infant (USA), Inc. (“Summer USA”), entered into a definitive agreement with Faith Realty II, LLC, a company whose members are Jason P. Macari, our former Chief Executive Officer and a former director, and his spouse. Under this agreement, Faith Realty purchased our corporate headquarters located at 1275 Park East Drive, Woonsocket, Rhode Island for $4,052,500 and subsequently leased the headquarters back to Summer USA for an annual rent of $390,000 for an initial seven-year term.  The lease was amended in May 2015 and now provides for an initial term ending on March 31, 2018 that may be extended at Summer USA’s election for one additional term of three years upon twelve months’ prior notice.  The annual rent for the last two years of the initial term is set at $429,000 and the annual rent for the extension period, if elected, is set at $468,000.  Faith Realty agreed to provide an aggregate improvement allowance of not more than $78,000 during the initial term, to be applied against Summer USA’s monthly rent, and an additional improvement allowance of $234,000 for the extension term, if elected, to be applied against Summer USA’s monthly rent during such extension term.

OTHER MATTERS

We know of no other matters that may come before the Annual Meeting.  If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on those matters.  This discretionary authority is conferred by the proxy.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet – QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on August 2, 2016. INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY Please mark your votes like this THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. FOR AGAINST ABSTAIN 1. ELECTION OF DIRECTORS. To elect six director nominees, each to serve for a one-year term expiring at the 2017 annual meeting of stockholders, and until their respective successors are duly elected and qualified: 2. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION FOR 2015. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 3. RATIFICATION OF AUDITORS. To ratify the selection of RSM US LLP, an independent registered public accounting firm, as the independent auditor of our company for the fiscal year ending December 31, 2016. (01) Marty Fogelman AGAINST ABSTAIN (02) Robin Marino FOR AGAINST ABSTAIN (03) Alan Mustacchi FOR AGAINST ABSTAIN In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof. (04) Robert Stebenne FOR AGAINST ABSTAIN (05) Richard Wenz FOR AGAINST ABSTAIN (06) Stephen J. Zelkowicz COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature Signature Date , 2016. Note: Please sign exactly as name or names appear on this Proxy. When shares are held by jointly, each holder should sign. When signing as executor, ad ministrator, attorney, tr ustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. X PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY SUMMER INFANT, INC. Proxy for 2016 Annual Meeting of Stockholders August 3, 2016 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints William E. Mote, Jr. and Robert Stebenne, and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to act for and to vote all shares of Summer Infant, Inc. common stock owned by the undersigned, upon the matters set forth in the Notice of Meeting and related Proxy Statement at the Annual Meeting of Stockholders of Summer Infant, Inc., to be held at 10:30 a.m., local time, on Wednesday, August 3, 2016, at the Courtyard Marriott, 32 Exchange Terrace at Memorial Boulevard, Providence, Rhode Island 02903 and at any adjournments or postponements of the meeting. The proxies, and any of them, are further authorized to vote, in their discretion, upon other such business as may come before the Annual Meeting, or any adjournments or postponements of the meeting. YOUR SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND “FOR” ITEMS 2 AND 3 UNLESS OTHERWISE INDICATED. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. (Continued, and to be marked, dated and signed, on the reverse side)